The New York Times Company Reports Third-Quarter 2023 Results

NEW YORK, November 8, 2023 – The New York Times Company (NYSE: NYT) announced today third-quarter 2023 results.
Key Highlights
•The Company added approximately 210,000 net digital-only subscribers compared with the end of the second quarter of 2023, fueled by bundle and multi-product subscriber additions, bringing the Company’s total subscribers over the 10 million mark
•Total digital-only average revenue per user (“ARPU”) grew quarter-over-quarter for the fifth consecutive quarter to $9.28 as a result of subscribers graduating from promotional to higher prices and from price increases on tenured non-bundle subscribers
•Higher digital subscribers and ARPU drove strong year-over-year growth in subscription revenues from digital products of 15.7 percent
•Advertising revenues increased 6.0 percent year-over-year, driven by digital advertising revenues, which grew 6.7 percent year-over-year due to continued strength in core premium display advertising products
•Operating costs increased 7.7 percent year-over-year and adjusted operating costs (defined below) increased 6.2 percent, largely as a result of continued investments into journalism and product development, which are core growth drivers of the business
•Operating profit of $63.6 million, a 24.6 percent increase year-over-year, with adjusted operating profit (defined below) of $89.8 million, a 30.1 percent increase year-over-year, driven by revenue growth as well as cost management
•Diluted earnings per share of $.32, a $.10 increase year-over-year, with adjusted diluted earnings per share (defined below) of $.37, a $.13 increase year-over-year
•Net cash from operating activities for the first nine months of 2023 was $224.1 million and Free cash flow was $207.6 million compared with $57.2 million in 2022
Meredith Kopit Levien, president and chief executive officer, The New York Times Company, said, “we are pleased with our third quarter results, which underscore the strength of our strategy to become the essential subscription for every curious, English-speaking person seeking to understand and engage with the world. Our multi-product bundle which combines a world-class news destination with market-leading products in games, cooking, sports, and shopping advice, continues to perform well. We expect the bundle to enhance our resiliency, and further us down the path to building a larger, more profitable company."

Summary of Quarterly Results
(In millions, except percentages, subscriber metrics (in thousands), ARPU and per share data)

	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
Total subscribers(1)	10,080	9,880	9,730	9,550	9,330
Digital-only subscribers(1)	9,410	9,190	9,020	8,830	8,590
Digital-only subscribers quarterly net additions(1)	210	180	190	240	180
Total digital-only ARPU	$9.28	$9.15	$9.04	$8.93	$8.87
% change year-over-year	4.6%	3.6%	(1.0)%	(7.0)%	(8.0)%

Digital-only subscription revenues	$282.2	$269.8	$258.8	$269.2	$243.9
% change year-over-year	15.7%	13.0%	14.1%	31.0%	22.8%
Digital advertising revenues	$75.0	$73.8	$61.3	$111.9	$70.3
% change year-over-year	6.7%	6.5%	(8.5)%	0.6%	4.9%
Total revenues	$598.3	$590.9	$560.7	$667.5	$547.7
% change year-over-year	9.3%	6.3%	4.3%	12.3%	7.6%

Total operating costs(2)	$534.8	$535.1	$532.8	$574.5	$496.7
% change year-over-year(2)	7.7%	6.2%	0.3%	14.9%	7.9%
Adjusted operating costs(3)	$508.6	$498.7	$506.8	$525.7	$478.7
% change year-over-year	6.2%	4.0%	6.4%	8.4%	7.8%

Operating profit	$63.6	$55.8	$27.9	$93.0	$51.0
Operating profit margin %	10.6%	9.4%	5.0%	13.9%	9.3%
AOP - New York Times Group (“NYTG”)(4)	$97.7	$100.0	$65.3	$151.5	$81.0
AOP margin % - NYTG(4)	17.3%	17.8%	12.3%	23.7%	15.5%
AOP - The Athletic(4)	$(7.9)	$(7.8)	$(11.3)	$(9.6)	$(12.1)
Adjusted operating profit (“AOP”)(3)	$89.8	$92.2	$54.0	$141.8	$69.0
AOP margin %(3)	15.0%	15.6%	9.6%	21.2%	12.6%

Diluted earnings per share (“EPS”)	$0.32	$0.28	$0.13	$0.43	$0.22
Adjusted diluted EPS(3)	$0.37	$0.38	$0.19	$0.59	$0.24
Diluted shares	165.4	165.0	165.4	165.9	166.5
(1) Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.
(2) Recast to conform to the current presentation of total operating costs. See “Comparisons” for more details.
(3) Non-GAAP financial measure. See “Comparisons” and “Reconciliation of Non-GAAP Information” for more details.
(4) Recast to reflect updated bundle allocation methodology.

Comparisons
Unless otherwise noted, all comparisons are for the third quarter of 2023 to the third quarter of 2022.
Note that the third quarter 2023 includes an additional day compared with third quarter 2022 as a result of the change in the Company’s fiscal year to the calendar year.
Beginning with the third quarter of 2023, we have updated our presentation of operating costs to include operating items that are outside the ordinary course of our operations (special items). These items have been previously presented below operating costs and included in operating profit. We recast operating costs for the prior periods in order to present comparable financial results. In connection with this change, we updated the definition of adjusted operating costs to exclude special items from operating costs (in addition to excluding depreciation, amortization, severance and multiemployer pension withdrawal costs). These changes did not have an impact on reported operating profit, adjusted operating profit or adjusted operating costs. Additionally, we will no longer present an operating cost outlook because of the inherent difficulty in forecasting special items included in operating costs.
The results of The Athletic have been included in our Condensed Consolidated Financial Statements beginning February 1, 2022, the date of the acquisition. Results for the first nine months of 2022 included The Athletic for approximately eight months while results for the first nine months of 2023 included The Athletic for the full nine months.
Third quarter 2023 results included the following special items:
•A $2.5 million charge ($1.8 million or $0.01 per share after tax) related to an impairment of an indefinite-lived intangible asset.
•A $2.3 million favorable adjustment ($1.7 million or $0.01 per share after tax) related to a reduction in a multiemployer pension plan liability.
Third quarter 2022 results included the following special item:
•A $7.1 million favorable adjustment ($5.2 million or $0.03 per share after tax) related to a reduction in a multiemployer pension plan liability.

Consolidated Results
Subscribers and Net Additions
The Company ended the third quarter of 2023 with approximately 10.08 million subscribers across its print and digital products, including approximately 9.41 million digital-only subscribers. Of the 9.41 million digital-only subscribers, approximately 3.79 million were bundle and multiproduct subscribers.
Compared with the end of the second quarter of 2023, there was a net increase of 210,000 digital-only subscribers. Compared with the end of the third quarter of 2022, there was a net increase of 820,000 digital-only subscribers.
Average Revenue Per User
Average revenue per user or “ARPU,” a metric we calculate to track the revenue generation of our digital subscriber base, represents the average revenue per subscriber over a 28-day billing cycle during the applicable quarter. For more information, please refer to the Supplemental Subscriber, ARPU and Subscriptions Revenues Information in the exhibits.
Total digital-only ARPU was $9.28 for the third quarter of 2023, an increase of 1.4 percent compared with the second quarter of 2023 and 4.6 percent compared with the third quarter of 2022. The quarter-over-quarter increase was driven primarily by subscribers graduating from promotional to higher prices and from the price increases on tenured non-bundle subscribers while the year-over-year increase was driven primarily by the price increases on tenured non-bundle subscribers.
The following charts illustrate net additions and ARPU metrics relating to our digital-only subscriber categories for the five most recent fiscal quarters:
The sum of the subscriber categories net additions may not always equal total digital-only subscribers net additions due to rounding. Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.
Subscription Revenues
Total subscription revenues increased 9.4 percent to $418.6 million in the third quarter of 2023. Subscription revenues from digital-only products increased 15.7 percent to $282.2 million due to an increase in bundle and multiproduct revenues of $44.1 million and an increase in other single-product subscription revenues of $2.2 million, partially offset by a decrease in news-only subscription revenues of $8.0 million. Print subscription revenues decreased 1.8 percent to $136.3 million, due to lower domestic home-delivery revenues.

Advertising Revenues
Third-quarter 2023 total advertising revenues increased 6.0 percent to $117.1 million while digital advertising revenues increased 6.7 percent and print advertising revenues increased 4.8 percent.
Digital advertising revenues were $75.0 million, or 64.0 percent of total Company advertising revenues, compared with $70.3 million, or 63.6 percent, in the third quarter of 2022. Digital advertising revenues increased primarily as a result of higher revenues from direct-sold display and open-market programmatic advertising, partially offset by lower revenues from our podcasts and creative services. Print advertising revenues increased primarily in the classifieds, luxury and home furnishings categories.
Other Revenues
Other revenues increased 14.9 percent to $62.7 million in the third quarter of 2023, primarily as a result of higher Wirecutter affiliate referral revenues and higher licensing revenues related to a Google commercial agreement.
Total Revenues
In the aggregate, subscription, advertising and other revenues for the third quarter of 2023 increased 9.3 percent to $598.3 million from $547.7 million compared to the third quarter of 2022.

Operating Costs
Total operating costs increased 7.7 percent in the third quarter of 2023 to $534.8 million compared with $496.7 million in the third quarter of 2022, while adjusted operating costs increased 6.2 percent to $508.6 million from $478.7 million in the third quarter of 2022. Operating costs in the third quarter of 2023 included a $2.5 million impairment charge related to an indefinite-lived intangible asset. Operating costs in the third quarters of 2023 and 2022 included favorable adjustments related to a reduction of our multiemployer pension plan liability of $2.3 million and $7.1 million, respectively. Operating costs that we refer to as “technology costs,” consisting of product development costs as well as components of costs of revenue and general and administrative costs as described below, increased 13.4 percent to $104.4 million compared with $92.1 million in the third quarter of 2022.
Cost of revenue increased 5.5 percent to $311.1 million compared with $294.9 million in the third quarter of 2022, largely due to higher compensation and benefits expenses, which was driven by growth in the number of employees who work in our newsrooms and merit increases, partially offset by lower print production and distribution costs and lower advertising servicing costs. Technology costs in cost of revenue, which consist primarily of costs related to content delivery and subscriber technology, increased 13.0 percent to $28.7 million compared with $25.4 million in the third quarter of 2022. This was mainly due to growth in the number of employees associated with digital content delivery.
Sales and marketing costs decreased 3.2 percent to $62.6 million compared with $64.7 million in the third quarter of 2022 due to lower media expenses at NYTG, partially offset by higher sales and marketing expenses at The Athletic. Media expenses, a component of sales and marketing costs that represents the cost to promote our subscription business, decreased 14.6 percent to $26.1 million in the third quarter of 2023 from $30.6 million in the third quarter of 2022.
Product development costs increased 13.8 percent to $57.4 million compared with $50.5 million in the third quarter of 2022, largely due to growth in the number of digital product development employees in connection with digital subscription strategic initiatives. All product development costs are technology costs.
General and administrative costs increased 13.8 percent to $81.9 million compared with $72.0 million in the third quarter of 2022, largely due to higher compensation and benefits expenses, higher severance expense, an increase in our contingent consideration liability and higher information security and enterprise technology costs. Technology costs in general and administrative, which consist primarily of costs related to enterprise technology and information security, increased 13.7 percent to $18.4 million compared with $16.2 million in the third quarter of 2022 due to increases in both cost categories above.

Business Segment Results
We have two reportable segments: NYTG and The Athletic. Management uses adjusted operating profit (loss) by segment in assessing performance and allocating resources. The Company includes in its presentation revenues and adjusted operating costs to arrive at adjusted operating profit (loss) by segment. Adjusted operating costs are defined as operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit is defined as operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Refer to Segment Information in the exhibits for more information on these segment measures and a discussion of our bundle allocation methodology, which we updated on April 1, 2023.
The New York Times Group
NYTG revenues grew 7.6 percent in the third quarter of 2023 to $563.9 million from $524.1 million in the third quarter of 2022. Subscription revenues increased 8.7 percent to $392.9 million from $361.5 million in the third quarter of 2022, primarily due to growth in subscription revenues from digital-only products, partially offset by decreases in print subscription revenues. Advertising revenues increased 0.5 percent to $108.7 million from $108.1 million in the third quarter of 2022, due to higher print advertising revenues, partially offset by lower digital advertising revenues.
NYTG adjusted operating costs increased 5.2 percent in the third quarter of 2023 to $466.2 million from $443.0 million in the third quarter of 2022, due to growth in the numbers of employees who work in the newsroom and higher compensation and benefits expenses, as well as higher general and administrative and product development costs, partially offset by lower sales and marketing costs.
NYTG adjusted operating profit increased 20.5 percent to $97.7 million from $81.0 million in the third quarter of 2022. This was primarily the result of higher digital subscription and other revenues, partially offset by higher adjusted operating costs.
The Athletic
The Athletic revenues grew 45.8 percent in the third quarter of 2023 to $34.4 million from $23.6 million in the third quarter of 2022. Subscription revenues increased 21.0 percent to $25.6 million from $21.2 million in the third quarter of 2022, primarily due to growth in the number of subscribers with The Athletic. Advertising revenues increased to $8.4 million from $2.3 million in the third quarter of 2022, primarily due to higher revenues from display advertising which launched at the end of the third quarter of 2022.
The Athletic adjusted operating costs increased 18.7 percent in the third quarter of 2023 to $42.3 million from $35.7 million in the third quarter of 2022. The increase was mainly due to higher sales and marketing and product development costs as well as growth in the number of employees who work in the newsroom.
The Athletic adjusted operating loss decreased 34.5 percent to $7.9 million from $12.1 million in the third quarter of 2022. This was primarily the result of higher advertising and digital subscription revenues, partially offset by higher adjusted operating costs.

Consolidated Other Data
Interest Income and Other, net
Interest income and other, net in the third quarter of 2023 was $5.7 million compared with $1.6 million in the third quarter of 2022. The increase was primarily a result of higher interest rates on cash and marketable securities.
Income Taxes
The Company had income tax expense of $16.4 million in the third quarter of 2023 compared with $14.2 million in the third quarter of 2022. The effective income tax rate was 23.4 percent in the third quarter of 2023 and 28.0 percent in the third quarter of 2022. The increase in income tax expense was primarily due to higher income in the third quarter of 2023. The decrease in the effective income tax rate was primarily due to higher federal tax credits for increasing research and development activities in 2023.
Earnings Per Share
Diluted EPS in the third quarter of 2023 was $.32 compared with $.22 in the same period of 2022. The increase in diluted EPS was primarily driven by higher operating profit and higher interest income. Adjusted diluted EPS was $.37 in the third quarter of 2023 compared with $.24 in the third quarter of 2022.
Liquidity
As of September 30, 2023, the Company had cash and marketable securities of $587.8 million, an increase of $101.5 million from $486.3 million as of December 31, 2022.
The Company has a $350 million unsecured revolving line of credit. As of September 30, 2023, there were no outstanding borrowings under this credit facility, and the Company did not have other outstanding debt.
Net cash provided by/(used in) operating activities in the first nine months of 2023 was $224.1 million compared with $85.0 million in the same period of 2022. Free cash flow in the first nine months of 2023 was $207.6 million compared with $57.2 million in the same period of 2022. Free cash flow in the first nine months of 2022 was negatively impacted by a one-time payment related to the acceleration of The Athletic Media Company stock options in connection with the acquisition.
Shares Repurchases and Dividends
In February 2022, the Board of Directors approved a $150 million Class A share repurchase program. As of November 3, 2023, we had repurchased 4,319,124 shares for approximately $149.5 million and $0.5 million remained under this authorization. In February 2023, the Board of Directors approved a $250 million Class A share repurchase program in addition to the amount remaining under the 2022 authorization.
On September 28, 2023, the Company’s Board of Directors declared a $.11 dividend per share on the Company’s Class A and Class B common stock. The dividend was payable on October 26, 2023 to shareholders of record as of the close of business on October 10, 2023.
Capital Expenditures
Capital expenditures totaled approximately $7 million in the third quarter of 2023 compared with approximately $9 million in the third quarter of 2022. The decrease in capital expenditures in 2023 was primarily driven by lower expenditures related to improvements in our headquarters building, partially offset by higher expenditures at our College Point, N.Y., printing and distribution facility.

Outlook
Below is the Company’s guidance for revenues and adjusted operating costs for the fourth quarter of 2023 compared with the fourth quarter of 2022.
Note that the fourth quarter of 2022 included an additional six days compared to the fourth quarter of 2023 as a result of a change in the Company’s fiscal calendar. The following outlook is presented on both a reported basis and an adjusted basis that reflect the inclusion and exclusion, respectively, of the impact of this additional six days in 2022 on revenues. Due to the challenge in excluding the impact of the additional six days from costs, we are only providing our adjusted operating cost outlook including the impact.

	The New York Times Company
	Reported Basis (52 vs. 53 Week)	Adjusted Basis (52 vs. 52 Week)	Impact of additional six days on Q4’22 ($M)

Digital-only subscription revenues	increase 6 - 9%	increase 13 - 16%	$17.0
Total subscription revenues	increase 2 - 5%	increase 8 - 11%	$22.1

Digital advertising revenues	decrease low-single-digits to increase mid-single digits	increase low-to-high- single-digits	$5.4
Total advertising revenues	decrease mid-single-digits to increase low-single-digits	decrease low-single-digits to increase mid-single-digits	$6.7

Other revenue	decrease low-single-digits to increase low-single-digits	increase low-to-mid- single-digits	$1.7

Adjusted operating costs	flat to increase 2%	-	-
The Company expects the following on a pre-tax basis in 2023:
•Depreciation and amortization: approximately $80 million, which includes approximately $29 million of acquired intangible assets amortization largely related to the acquisition of The Athletic,
•Interest income and other, net: approximately $20 million, and
•Capital expenditures: approximately $35 million.

Conference Call Information
The Company’s third-quarter 2023 earnings conference call will be held on Wednesday, November 8, at 8:30 a.m. E.T.
A live webcast of the earnings conference call will be available at investors.nytco.com. Participants can pre-register for the telephone conference at https://dpregister.com/sreg/10182940/fa8b7f1134, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers).
An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, November 22. The passcode is 5850739.

About The New York Times Company
The New York Times Company (NYSE: NYT) is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With more than 10 million subscribers across a diverse array of print and digital products — from news to cooking to games to sports — The Times Company has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the company at NYTCo.com.
Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Terms such as “aim,” “anticipate,” “believe,” “confidence,” “contemplate,” “continue,” “conviction,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “opportunity,” “optimistic,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based upon our current expectations, estimates and assumptions and involve risks and uncertainties that change over time; actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include, but are not limited to: significant competition in all aspects of our business; our ability to grow the size and profitability of our subscriber base; our dependence on user and other metrics that are subject to inherent challenges in measurement; numerous factors that affect our advertising revenues, including market dynamics, evolving digital advertising trends and the evolution of our strategy; economic, market, public health (including Covid-19-related) and geopolitical conditions or other events; damage to our brand or reputation; significant disruptions in our newsprint supply chain or newspaper printing and distribution channels or a significant increase in the costs to print and distribute our newspaper; risks associated with the international scope of our business and foreign operations; risks associated with environmental, social and governance matters and any related reporting obligations; adverse results from litigation or governmental investigations; risks associated with acquisitions (including The Athletic), divestitures, investments and similar transactions; the risks and challenges associated with investments we make in new and existing products and services; risks associated with attracting and maintaining a talented and diverse workforce; the impact of labor negotiations and agreements; potential limits on our operating flexibility due to the nature of significant portions of our expenses; the effects of the size and volatility of our pension plan obligations; liabilities that may result from our participation in multiemployer pension plans; our ability to improve and scale our technical and data infrastructure; security incidents and other network and information systems disruptions; our ability to comply with laws and regulations with respect to privacy, data protection and consumer marketing practices; payment processing risk; defects, delays or interruptions in the cloud-based hosting services we utilize; our ability to protect our intellectual property; claims against us of intellectual property infringement; our ability to meet our publicly announced guidance and/or targets; the effects of restrictions on our operations as a result of the terms of our credit facility; our future access to capital markets and other financing options; and the concentration of control of our company due to our dual-class capital structure.
More information regarding these risks and uncertainties and other important factors that could cause actual results to differ materially from those in the forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Use of Non-GAAP Metrics
This release refers to certain non-GAAP financial measures, including operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit, and as expressed as a percentage of revenues, adjusted operating profit margin); operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs and special items (or adjusted operating costs); diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS); and net cash provided by operating activities less capital expenditures (or free cash flow). Refer to “Reconciliation of Non-GAAP Information” in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures. Certain guidance is provided on a non-GAAP basis and not reconciled to the most directly comparable GAAP measure because we are unable to provide, without unreasonable effort, a calculation or estimation of amounts necessary for such reconciliation due to the inherent difficulty of forecasting such amounts.

Exhibits:    Condensed Consolidated Statements of Operations
Footnotes
Supplemental Subscriber, ARPU and Subscription Revenues Information
Segment Information
Reconciliation of Non-GAAP Information

Contacts:
Media:     Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com
Investors:     Anthony DiClemente, 212-556-7661; anthony.diclemente@nytimes.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Third Quarter			Nine Months
	2023	2022	% Change	2023	2022	% Change
Revenues
Subscription(a)	$418,577	$382,672	9.4%	$1,225,709	$1,138,270	7.7%
Advertising(b)	117,113	110,467	6.0%	341,124	344,116	(0.9)%
Other(c)	62,655	54,541	14.9%	183,104	158,399	15.6%
Total revenues	598,345	547,680	9.3%	1,749,937	1,640,785	6.7%
Operating costs
Cost of revenue (excluding depreciation and amortization)	311,135	294,856	5.5%	927,910	876,804	5.8%
Sales and marketing	62,635	64,732	(3.2)%	191,910	205,089	(6.4)%
Product development	57,433	50,474	13.8%	170,542	148,729	14.7%
General and administrative	81,870	71,970	13.8%	235,194	212,468	10.7%
Depreciation and amortization	21,475	21,760	(1.3)%	64,173	61,150	4.9%
Acquisition-related costs(d)	—	—	—	—	34,712	*
Impairment charges(e)	2,503	—	*	15,239	—	*
Multiemployer pension plan liability adjustment(f)	(2,273)	(7,127)	(68.1)%	(2,273)	(7,127)	(68.1)%
Total operating costs(1)	534,778	496,665	7.7%	1,602,695	1,531,825	4.6%
Operating profit	63,567	51,015	24.6%	147,242	108,960	35.1%
Other components of net periodic benefit (income)/costs	(684)	1,757	*	(2,053)	4,903	*
Interest income and other, net(g)	5,736	1,579	*	13,426	38,258	(64.9)%
Income before income taxes	69,987	50,837	37.7%	162,721	142,315	14.3%
Income tax expense	16,372	14,220	15.1%	40,211	39,196	2.6%
Net income	$53,615	$36,617	46.4%	$122,510	$103,119	18.8%
Average number of common shares outstanding:
Basic	164,568	166,433	(1.1)%	164,752	167,290	(1.5)%
Diluted	165,406	166,497	(0.7)%	165,436	167,418	(1.2)%
Basic earnings per share attributable to common stockholders	$0.33	$0.22	50.0%	$0.74	$0.62	19.4%
Diluted earnings per share attributable to common stockholders	$0.32	$0.22	45.5%	$0.74	$0.62	19.4%
Dividends declared per share	$0.11	$0.09	22.2%	$0.33	$0.18	83.3%
(1) Third quarter and nine months of 2022 were recast to conform to the current presentation of total operating costs. See “Comparisons” for more details.
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a) The following table summarizes digital and print subscription revenues for the third quarters and first nine months of 2023 and 2022:

	Third Quarter			Nine Months
	2023	2022	% Change	2023	2022	% Change
Digital-only subscription revenues(1)	$282,228	$243,889	15.7%	$810,770	$709,378	14.3%
Print subscription revenues(2)	136,349	138,783	(1.8)%	414,939	428,892	(3.3)%
Total subscription revenues	$418,577	$382,672	9.4%	$1,225,709	$1,138,270	7.7%
(1) Includes revenue from bundled and standalone subscriptions to our news product, as well as to The Athletic and to our Cooking, Games and Wirecutter products.
(2) Includes domestic home-delivery subscriptions, which include access to our digital products. Also includes single-copy, NYT International and Other subscription revenues.

(b) The following table summarizes digital and print advertising revenues for the third quarters and first nine months of 2023 and 2022:

	Third Quarter			Nine Months
	2023	2022	% Change	2023	2022	% Change
Advertising revenues:
Digital	$75,001	$70,282	6.7%	$210,076	$206,588	1.7%
Print	42,112	40,185	4.8%	131,048	137,528	(4.7)%
Total advertising	$117,113	$110,467	6.0%	$341,124	$344,116	(0.9)%

(c) Other revenues primarily consist of revenues from licensing, Wirecutter affiliate referrals, commercial printing, the leasing of floors in the Company headquarters, television and film, our live events business, retail commerce and our student subscription sponsorship program. Digital other revenues, which consist primarily of Wirecutter affiliate referral revenue, digital licensing revenues and our student subscription sponsorship program, totaled $37.2 million and $101.3 million for the third quarter and first nine months of 2023, respectively.

(d) In the first quarter of 2022, the Company recorded acquisition-related costs, which primarily included expenses paid in connection with the acceleration of The Athletic stock options, and legal, accounting, financial advisory and integration planning expenses.

(e) In the second quarter of 2023, the Company recorded a $12.7 million impairment charge ($9.3 million or $0.06 per share after tax) related to excess leased office space that is being marketed for sublet (the “lease-related impairment”). In the third quarter of 2023, the Company recorded a $2.5 million impairment charge ($1.8 million or $0.01 per share after tax) related to an indefinite-lived intangible asset.

(f) In the third quarters of 2023 and 2022, the Company recorded favorable adjustments related to a reduction in its multiemployer pension plan liability of $2.3 million and $7.1 million, respectively.

(h) In the second quarter of 2022, the Company recorded a $34.2 million gain ($24.9 million or $0.15 per share after tax) related to an agreement to lease and subsequently sell approximately four acres of land at our printing and distribution facility in College Point, N.Y.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL SUBSCRIBER, ARPU AND SUBSCRIPTION REVENUES INFORMATION
(Amounts in thousands, except for ARPU)
We offer a digital subscription package (or “bundle”) that includes access to our digital news product, as well as to The Athletic and to our Cooking, Games and Wirecutter products. Our subscriptions also include standalone digital subscriptions to our digital news product, as well as to The Athletic, and our Cooking, Games and Wirecutter products. Access to our new Audio product, which we launched in the second quarter of 2023, is included in bundle subscriptions and subscriptions to our digital and print news products.
The following tables present information regarding the number of subscribers to the Company’s products as well as certain additional metrics. A subscriber is defined as a user who has subscribed (and provided a valid method of payment) for the right to access one or more of the Company’s products. Subscribers with a domestic home-delivery print subscription to The New York Times, which includes access to our digital products, are excluded from digital-only subscribers.

The following table sets forth subscribers as of the end of the five most recent fiscal quarters:

	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
Digital-only subscribers:
Bundle and multiproduct(1)(2)	3,790	3,300	3,020	2,500	2,130
News-only(2)(3)	3,020	3,320	3,580	3,920	4,130
Other single-product(2)(4)	2,600	2,580	2,420	2,410	2,330
Total digital-only subscribers(2)(5)	9,410	9,190	9,020	8,830	8,590
Print subscribers(6)	670	690	710	730	740
Total subscribers	10,080	9,880	9,730	9,550	9,330
(1) Subscribers with a bundle subscription or standalone digital-only subscriptions to two or more of the Company’s products.
(2) Includes group corporate and group education subscriptions, which collectively represented approximately 5% of total digital-only subscribers as of the end of the third quarter of 2023. The number of group subscribers is derived using the value of the relevant contract and a discounted subscription rate.

(3) Subscribers with only a digital-only news product subscription.
(4) Subscribers with only one digital-only subscription to The Athletic or to our Cooking, Games or Wirecutter products.
(5) Subscribers with digital-only subscriptions to one or more of our news product, The Athletic, or our Cooking, Games and Wirecutter products.
(6) Subscribers with a domestic home-delivery or mail print subscription to The New York Times, which includes access to our digital products, or a print subscription to our Book Review or Large Type Weekly products.

The sum of individual metrics may not always equal total amounts indicated due to rounding. Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.

The following table sets forth ARPU metrics relating to the above digital-only subscriber categories for the five most recent fiscal quarters:

	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
Digital-only ARPU:
Bundle and multiproduct	$12.81	$13.40	$14.33	$15.20	$15.77
News-only	$10.05	$9.29	$8.69	$8.49	$8.30
Other single-product	$3.48	$3.57	$3.67	$3.65	$3.69
Total digital-only ARPU	$9.28	$9.15	$9.04	$8.93	$8.87
ARPU metrics are calculated by dividing the digital subscription revenues in the quarter by the average number of digital-only subscribers divided by the number of days in the quarter multiplied by 28 to reflect a 28-day billing cycle. In calculating ARPU metrics, for our subscriber categories (Bundle and multiproduct, News-only and Other single-product), we use the monthly average number of digital-only subscribers (calculated as the sum of the number of subscribers in each category at the beginning and end of the month, divided by two) and for Total digital-only ARPU, we use the daily average number of digital-only subscribers.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL SUBSCRIBER, ARPU AND SUBSCRIPTION REVENUES INFORMATION
(Amounts in thousands, except for ARPU)

The following table sets forth the subset of subscribers above who have a digital-only standalone subscription to The Athletic or a bundle subscription that includes the ability to access The Athletic as of the end of the five most recent fiscal quarters:

	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
Digital-only subscribers with The Athletic(1)(2)	4,180	3,640	3,270	2,680	2,290
(1) In June 2022, we provided all bundle subscribers with the ability to access The Athletic and all bundle subscribers are included in this metric.
(2) Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Amounts in thousands)

Since the acquisition of The Athletic in the first quarter of 2022, we have had two reportable segments: NYTG and The Athletic. Management uses adjusted operating profit (loss) by segment in assessing performance and allocating resources. The Company includes in its presentation revenues and adjusted operating costs to arrive at adjusted operating profit (loss) by segment. Adjusted operating costs are defined as operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit is defined as operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit expressed as a percentage of revenues is referred to as adjusted operating profit margin.
Subscription revenues from and expenses associated with our bundle are allocated to NYTG and The Athletic. The Athletic was first introduced into our bundle in June 2022. Therefore, The Athletic’s results for the second quarter of 2022 include bundle revenues and expenses for only part of the quarter, whereas the second quarter of 2023 included bundle revenues and expenses for the entire quarter.
Prior to April 1, 2023, we allocated bundle revenues first to our digital news product based on its standalone list price and then the remaining bundle revenues were allocated to the other products in the bundle, including The Athletic, based on their relative standalone list prices. Starting April 1, 2023, we allocate 10% of bundle revenues to The Athletic based on management’s view of The Athletic’s relative value to the bundle, which is derived based on analysis of various metrics.
Prior to April 1, 2023, we allocated to NYTG and The Athletic direct variable expenses associated with the bundle, which include credit card fees, third party fees and sales taxes, based on a historical actual percentage of these costs to bundle revenues. Starting April 1, 2023, we allocate 10% of product development, marketing and subscriber servicing expenses (including the direct variable expenses referenced above) associated with the bundle to The Athletic, and the remaining costs are allocated to NYTG, in each case, in line with the revenues allocations.
For comparison purposes, the Company previously recast segment results for the quarters following the second quarter of 2022 to reflect the updated allocation methodology. The second quarter of 2022 was not recast as the change was de minimis for that quarter in light of the timing of the introduction of The Athletic to the bundle.
The results of The Athletic have been included in our Condensed Consolidated Financial Statements beginning February 1, 2022, the date of the acquisition. Results for the first nine months 2022 included The Athletic for approximately eight months while results for the first nine months 2023 included the Athletic for the full nine months.

	Third Quarter			Nine Months
	2023	2022 (1)(2)	% Change	2023	2022 (1)(2)	% Change
Revenues
NYTG	$563,903	$524,061	7.6%	$1,657,179	$1,585,463	4.5%
The Athletic	34,442	23,619	45.8%	92,758	55,322	67.7%
Total revenues	$598,345	$547,680	9.3%	$1,749,937	$1,640,785	6.7%
Adjusted operating costs
NYTG	$466,249	$443,031	5.2%	$1,394,268	$1,347,891	3.4%
The Athletic	42,341	35,672	18.7%	119,774	86,795	38.0%
Total adjusted operating costs	$508,590	$478,703	6.2%	$1,514,042	$1,434,686	5.5%
Adjusted operating profit (loss)
NYTG	$97,654	$81,030	20.5%	$262,911	$237,572	10.7%
The Athletic	(7,899)	(12,053)	(34.5)%	(27,016)	(31,473)	(14.2)%
Total adjusted operating profit	$89,755	$68,977	30.1%	$235,895	$206,099	14.5%
AOP margin % - NYTG	17.3%	15.5%	180 bps	15.9%	15.0%	90 bps
(1) Recast to reflect updated bundle allocation methodology.
(2) Recast to conform to the current presentation of total operating costs. See “Comparisons” for more details.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Amounts in thousands)

Revenues detail by segment	Third Quarter			Nine Months
	2023	2022 (1)	% Change	2023	2022 (1)	% Change
NYTG
Subscription	$392,937	$361,488	8.7%	$1,152,130	$1,089,710	5.7%
Advertising	108,672	108,134	0.5%	323,091	337,456	(4.3)%
Other	62,294	54,439	14.4%	181,958	158,297	14.9%
Total	$563,903	$524,061	7.6%	$1,657,179	$1,585,463	4.5%
The Athletic
Subscription	$25,640	$21,184	21.0%	$73,579	$48,560	51.5%
Advertising	8,441	2,333	*	18,033	6,660	*
Other	361	102	*	1,146	102	*
Total	$34,442	$23,619	45.8%	$92,758	$55,322	67.7%
The New York Times Company
Subscription	$418,577	$382,672	9.4%	$1,225,709	$1,138,270	7.7%
Advertising	117,113	110,467	6.0%	341,124	344,116	(0.9)%
Other	62,655	54,541	14.9%	183,104	158,399	15.6%
Total	$598,345	$547,680	9.3%	$1,749,937	$1,640,785	6.7%
(1) Recast to reflect updated bundle allocation methodology.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Amounts in thousands)

Adjusted operating costs (operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items) detail by segment

	Third Quarter			Nine Months
	2023	2022 (1)	% Change	2023	2022 (1)	% Change
NYTG
Cost of revenue (excluding depreciation and amortization)	$288,228	$274,506	5.0%	$860,340	$823,966	4.4%
Sales and marketing	51,956	56,503	(8.0)%	165,135	189,146	(12.7)%
Product development	50,930	45,546	11.8%	151,810	137,498	10.4%
Adjusted general and administrative(2)	75,135	66,476	13.0%	216,983	197,281	10.0%
Total	$466,249	$443,031	5.2%	$1,394,268	$1,347,891	3.4%
The Athletic
Cost of revenue (excluding depreciation and amortization)	$22,907	$20,350	12.6%	$67,570	$52,838	27.9%
Sales and marketing	10,679	8,229	29.8%	26,775	15,943	67.9%
Product development	6,503	4,928	32.0%	18,732	11,231	66.8%
Adjusted general and administrative(3)	2,252	2,165	4.0%	6,697	6,783	(1.3)%
Total	$42,341	$35,672	18.7%	$119,774	$86,795	38.0%
The New York Times Company
Cost of revenue (excluding depreciation and amortization)	$311,135	$294,856	5.5%	$927,910	$876,804	5.8%
Sales and marketing	62,635	64,732	(3.2)%	191,910	205,089	(6.4)%
Product development	57,433	50,474	13.8%	170,542	148,729	14.7%
Adjusted general and administrative	77,387	68,641	12.7%	223,680	204,064	9.6%
Total	$508,590	$478,703	6.2%	$1,514,042	$1,434,686	5.5%
(1) Recast to reflect updated bundle allocation methodology.
(2) Excludes severance of $3.1 million and $6.4 million for the third quarter and first nine months of 2023, respectively. Excludes multiemployer pension withdrawal costs of $1.4 million and $3.9 million for the third quarter and first nine months of 2023, respectively. Excludes severance of $2.0 million and $4.5 million for the third quarter and first nine months of 2022, respectively, and multiemployer pension withdrawal costs of $1.3 million and $3.7 million for the third quarter and first nine months of 2022, respectively.

(3) Excludes severance of $1.2 million for the first nine months of 2023. Excludes severance of $0.2 million for the first nine months of 2022.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

In this release, the Company has referred to non-GAAP financial information with respect to diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit, and as divided by revenues, adjusted operating profit margin); operating costs before depreciation, amortization, severance, multiemployer pension withdrawal costs and special items (or adjusted operating costs); and net cash provided by operating activities less capital expenditures (or free cash flow). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted EPS provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit and adjusted operating profit margin are useful in evaluating the ongoing performance of the Company’s business as they exclude the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating costs provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Management considers special items, which may include impairment charges, pension settlement charges, acquisition-related costs and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.

The Company considers free cash flow as providing useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet, for strategic opportunities, including investing in the Company’s business and strategic acquisitions, and/or for the return of capital to stockholders in the form of dividends and stock repurchases.

Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single-employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted EPS excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted EPS and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS)

	Third Quarter			Nine Months
	2023	2022	% Change	2023	2022	% Change
Diluted EPS	$0.32	$0.22	45.5%	$0.74	$0.62	19.4%
Add:
Amortization of acquired intangible assets	0.04	0.04	—	0.13	0.12	8.3%
Severance	0.02	0.01	*	0.05	0.03	66.7%
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	—	0.02	0.02	—
Other components of net periodic benefit costs/(income)	—	0.01	*	(0.01)	0.03	*
Special items:
Acquisition-related costs	—	—	—	—	0.21	*
Impairment charges	0.02	—	*	0.10	—	*
Gain on the sale of land	—	—	—	—	(0.20)	*
Multiemployer pension plan liability adjustment	(0.01)	(0.04)	(75.0)%	(0.01)	(0.04)	(75.0)%
Income tax expense of adjustments	(0.02)	(0.01)	*	(0.07)	(0.04)	75.0%
Adjusted diluted EPS(1)	$0.37	$0.24	54.2%	$0.94	$0.73	28.8%
(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Third Quarter			Nine Months
	2023	2022 (1)	% Change	2023	2022 (1)	% Change
Operating profit	$63,567	$51,015	24.6%	$147,242	$108,960	35.1%
Add:
Depreciation and amortization	21,475	21,760	(1.3)%	64,173	61,150	4.9%
Severance	3,086	2,010	53.5%	7,578	4,670	62.3%
Multiemployer pension plan withdrawal costs	1,397	1,319	5.9%	3,936	3,734	5.4%
Acquisition-related costs	—	—	—	—	34,712	*
Impairment charges	2,503	—	*	15,239	—	*
Multiemployer pension plan liability adjustment	(2,273)	(7,127)	(68.1)%	(2,273)	(7,127)	(68.1)%
Adjusted operating profit	$89,755	$68,977	30.1%	$235,895	$206,099	14.5%
Divided by:
Revenues	$598,345	$547,680	9.3%	$1,749,937	$1,640,785	6.7%
Operating profit margin	10.6%	9.3%	130 bps	8.4%	6.6%	180 bps
Adjusted operating profit margin	15.0%	12.6%	240 bps	13.5%	12.6%	90 bps
(1) Recast to reflect updated bundle allocation methodology.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of total operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating costs)

	Third Quarter			Nine Months
	2023	2022 (1)(2)	% Change	2023	2022 (1)(2)	% Change
Total operating costs	$534,778	$496,665	7.7%	$1,602,695	$1,531,825	4.6%
Less:
Depreciation and amortization	21,475	21,760	(1.3)%	64,173	61,150	4.9%
Severance	3,086	2,010	53.5%	7,578	4,670	62.3%
Multiemployer pension plan withdrawal costs	1,397	1,319	5.9%	3,936	3,734	5.4%
Acquisition-related costs	—	—	—	—	34,712	*
Impairment charges	2,503	—	*	15,239	—	*
Multiemployer pension plan liability adjustment	(2,273)	(7,127)	(68.1)%	(2,273)	(7,127)	(68.1)%
Adjusted operating costs	$508,590	$478,703	6.2%	$1,514,042	$1,434,686	5.5%

Adjusted operating costs by segment
NYTG	$466,249	$443,031	5.2%	$1,394,268	$1,347,891	3.4%
The Athletic	42,341	35,672	18.7%	119,774	86,795	38.0%
Total adjusted operating costs	$508,590	$478,703	6.2%	$1,514,042	$1,434,686	5.5%
(1) Recast to reflect updated bundle allocation methodology.
(2) Recast to conform to the current presentation of total operating costs. See “Comparisons” for more details.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of net cash provided by/(used in) operating activities before capital expenditures (or free cash flow)

	Nine Months
	2023	2022
Net cash provided by operating activities	$224,100	$85,024
Less: Capital expenditures	(16,539)	(27,809)
Free cash flow	$207,561	$57,215